Exhibit 99.1


Press Release                                Source: OnScreen Technologies, Inc.


   ONSCREEN TECHNOLOGIES ANNOUNCES CHARLES R. BAKER AS ITS NEW PRESIDENT & CEO

SAFETY HARBOR, FL. - August 30, 2005 -- OnScreen Technologies Inc., (OTCBB:ONSC) a leading provider of innovative signage technology and solutions, announced today that its Chairman of the Board, Charles Baker, has accepted the appointment to Chief of Executive Officer ("CEO") & President of the Company. Baker will also retain his Chairman of the Board position with the company.

Baker is an experienced global business executive with a 25 year track record of building and implementing successful business strategies. He has extensive experience in building world class teams and taking companies through significant phases of growth. He was formerly with Vesta Corp., a leading technology company focused on virtual payments, where he was President of Vesta International. Prior to Vesta, he was CEO/Managing Director of Starbucks Coffee Company, Australia. He also spent many years at NIKE where, as General Manager/Divisional Vice President of NIKE Global Retail, he led the growth of a $1.2 billion global business in 16 countries. He was also a member of NIKE's Executive Leadership Team which was responsible for leading the strategy of NIKE's $12 billion worldwide business. In addition, Baker was the CEO of an Internet company and General Manager of an industry leading apparel company, both of which he led through successful acquisitions.

Baker commented, "I am confident that OnScreen has the potential to be a leading innovator and provider of cutting edge technology now and into the future. I am grateful for the opportunity to lead this Company and its team into that future", said Baker.

John "JT" Thatch, OnScreen's former CEO & President, will assist Mr. Baker during the transition phase and will remain with the company in a Business Development role. Thatch commented that, "I believe that Charlie's background and experience makes him the best man to take OnScreen into the future. I look forward to assisting Charlie in taking the Company to the next level of its development."

About OnScreen Technologies, Inc.:

OnScreen Technologies, using a revolutionary patent-pending technology, is developing next generation LED video displays to provide communication solutions for both commercial advertising and government agency signage markets, including The Department of Transportation, Homeland Security, law enforcement, and emergency responders. The onscreen(TM) technology produces LED display signs that are lighter, brighter and less expensive to install and support than current LED signs in the marketplace. More about OnScreen Technologies is available at www.onscreentech.com, www.redialert.com, www.rediad.com, and www.thelivingwindow.com.


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Cautionary Warning Regarding Forward Looking Statements:

This press release contains "forward-looking statements," that may be identified by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. Actual results may differ materially from the predictions discussed. Additional factors that could materially affect our forward-looking statements include general economic and business conditions; the future results of projected contracts being executed; changes in the market place through zoning and government regulations involving LED (led emitting diodes); the success of our brand awareness campaign; ability to raise additional capital; competition; ability to build strategic relationships with manufacturers and/or customers; the protection of our intellectual property rights; and other factors over which the Company has little or no control, including those that the Company incorporates by reference in its Form 8-Ks, 10-Ks, and 10-Qs that it periodically files with the SEC.

Contact:
OnScreen Technologies, Inc., Clearwater
Charles Baker, 727-797-6664
or
Cameron Associates, New York
Peter Seltzberg, 212-554-5487